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                                                                    EXHIBIT 99.1


                              RAYCHEM CORPORATION
             AMENDED AND RESTATED 1984 EMPLOYEE STOCK PURCHASE PLAN


         1.   Purpose

         The Amended and Restated 1984 Employee Stock Purchase Plan (the "Plan") is designed to encourage and assist employees of Raychem Corporation and participating subsidiaries (together, the "Company") to acquire an equity interest in the Company through the purchase of shares of Common Stock.

         2.   Administration

         (a) The Plan shall be administered by the Board of Directors except to the extent the Board of Directors, by resolution, delegates administration of the Plan, either in its entirety or only as it relates to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, to a committee of the Board. The Board of Directors or the committee to which the Board of Directors delegates administration hereunder, in either case, are hereinafter referred to as the "Board."

         (b) The Corporate Benefits Committee, or such other committee or persons as the Board may from time to time select (the "Administrator"), shall be responsible any matters for which disinterested administration is not required for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and for such additional matters as the Board shall determine from time to time. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of Section 423 or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), the Administrator may administer and interpret the Plan in any manner it believes to be desirable and any such interpretation shall be conclusive and binding on the Company and all participants.

         3.   Shares Subject to Plan

         (a) Number of Shares. The Company has reserved for sale under the Plan 14,000,000 shares of Common Stock, less any shares sold under either the Plan, the Amended and Restated Raychem Limited Employee Stock Purchase Plan or the Amended and Restated 1985 Supplemental Employee Stock Purchase Plan. Shares sold under the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases, but all shares
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sold under the Plan regardless of source shall be counted against the
14,000,000 share limitation.

         (b) Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights, or other similar change in the capital structure of the Company, the Administrator may make such adjustment, if any, as it deems appropriate in the number, kind, and purchase price of the shares available for purchase under the Plan and in the maximum number of shares subject to any option under the Plan.

         4.      Eligibility Requirements

         Each employee, except those described in the next paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first Enrollment Date (as herein defined) following employment by the Company. Participation in the Plan is entirely voluntary.

         The following employees are not eligible to participate in the Plan:

                 (i) employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary;

                 (ii) employees who are customarily employed by the Company less than 15 hours per week or less than five months in any calendar year; and

                 (iii) employees who are prohibited by the laws of the nation of their residence or employment from participating in the Plan.


         "Employee" shall mean any individual who performs services for Raychem Corporation or a participating subsidiary pursuant to an employment relationship described in Treasury Regulations Section 31.3401(c)-1 or any successor provision. "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with Raychem Corporation if, as of the applicable Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. "Participating Subsidiary" shall mean a Subsidiary which has been designated by the Administrator as covered by the Plan.





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         5.   Participation

                 Enrollment. Any eligible employee may enroll or re-enroll in the Plan as of the first trading day of any February, May, August and November, or as of such other specific trading days established by the Administrator from time to time (each an "Enrollment Date"). In order to enroll an eligible employee must complete, sign, and submit to the Company an enrollment form. An enrollment form must be received by the Company before the date established by the Administrator from time to time (each a "Cut-Off Date"); provided, however, that in no event shall a Cut-Off Date be more than 60 days before an Enrollment Date. An enrollment form that is received before a Cut-Off Date shall be effective on the Enrollment Date to which such Cut-Off Date relates.

         6.   Options to Purchase Common Stock

         (a) Grant of Options. Enrollment by a participant in the Plan on an Enrollment Date will constitute the grant by the Company to the participant of options to purchase shares of Common Stock under the Plan. The number of options granted will equal the number of percentage points of salary the participant elects to have withheld. Re-enrollment by a participant in the Plan will constitute cancellation by the participant of one or more outstanding options and the grant by the Company to the participant of new options (equal in number to the number of options canceled) on the Enrollment Date on which re-enrollment occurs. An increase (but not a decrease) in the level of payroll withholding also constitutes the grant of new options for the incremental change in the percentage withheld but does not cancel outstanding options. Any participant whose options expire and who has not withdrawn from the Plan will automatically be re-enrolled in the Plan and granted new options (equal in number to the number of expiring options) on the Enrollment Date immediately following the Purchase Date on which the participant's then current options expire. Any date on which a participant is granted options under the Plan is referred to as a "Grant Date."

         (b) Terms and Conditions of Options. Each option granted under the Plan shall have the following terms:

                 (i) except as otherwise provided in Section 6(c), whether or not all shares of Common Stock have been purchased thereunder, the option will expire on the earliest to occur of (A) the completion of the purchase of shares on the last Purchase Date occurring within 12 months of the Grant Date for such option, or such shorter option period as may be established by the Board from time to time prior to an Enrollment Date for all options to be granted on such





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         Enrollment Date, or (B) the date on which participation of such participant in the Plan terminates for any reason;

                 (ii) payment for shares purchased under the option will be made only through payroll withholding in accordance with Section 7;

                 (iii) purchase of shares upon exercise of the option will be accomplished only in installments in accordance with Section 8;

                 (iv) the price per share under the option will be determined as provided in Section 8;

                 (v) unless otherwise determined by the Administrator, the number of shares available for purchase under each option shall be equal to the number of shares determined by dividing $3333 1/3 by the fair market value of a share determined at the Grant Date of such option;

                 (vi) notwithstanding clause (v), no option (taken together with all other options then outstanding under this Plan and under all other similar stock purchase plans of the Raychem Corporation or any Subsidiary) shall in any event give the participant the right to purchase shares at a rate which accrues in excess of $25,000 of fair market value of such shares determined at the applicable Grant Dates in any calendar year during which such participant is enrolled in the Plan at any time; and

                 (vii) the option will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Administrator from time to time.

         (c) Special Provisions Governing Options Granted Before or During January 1993. Whether or not all shares have been purchased thereunder, each option granted before January 1, 1993 will terminate on the earliest to occur of (i) the completion of the purchase of shares on the Purchase Date in December 1992, (ii) the date on which participation of such participant terminates for any reason, or (iii) December 31, 1992. Whether or not all shares have been purchased thereunder, each option granted on the January 1993 Enrollment Date will expire on the earlier to occur of (i) the completion of the purchase of shares on the Purchase Date in January 1994, or (ii) the date on which participation of such participant in the Plan terminates for any reason.


         7.   Payroll Withholding





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         (a)     Withholding Elections.  Each participant may elect to make contributions at a rate equal to any whole percentage up to a maximum of 15%, or such other maximum percentage as the Board may establish from time to time before an Enrollment Date for all options to be granted on such Enrollment Date, of his or her monthly base earnings from the Company (excluding bonuses, overtime pay, shift premiums, long term disability or workers' compensation payments and similar amounts, but including elective qualified contributions by the participant to employee benefit plans). The rate of contribution shall be designated by the participant in the enrollment form. A participant may elect to increase or decrease the rate of contribution effective as of any Enrollment Date by delivery to the Company not later than the related Cut-Off Date of a new enrollment form indicating the revised rate of contribution. An increase (but not a decrease) in the contribution rate constitutes the grant of new options. If the rate is decreased and there is more than one option outstanding, the participant may specify the option to which such decrease should apply.

         (b) Use of Funds. Contributions shall be credited to a participant's account as soon as administratively feasible after payroll withholding. The Company shall be entitled to use of the contributions immediately after payroll withholding and shall have no obligation to pay interest on the contributions to any participant.

         8.      Purchase of Shares

         (a) Purchase Procedures. On the last trading day of each January, April, July and October, or on such other specific trading days as may be established by the Administrator from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date (each a "Purchase Date"), the Company shall apply the funds then credited to each participant's account to the purchase of whole and fractional shares of Common Stock. The cost to the participant for the shares purchased under any option shall be 85% of the lower of:

                 (i) the closing price of Common Stock on the New York Stock Exchange composite transactions tape on the Grant Date for such option; or

                 (ii) the closing price of Common Stock on the New York Stock Exchange composite transactions tape on that Purchase Date.

Any cash equal to less than the price of the smallest fractional share of Common Stock which may be purchased under the Plan left in a participant's payroll deduction account on a Purchase Date





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shall be carried forward in such participant's account for application on the next Purchase Date.

         The Administrator may in the case of participants employed by participating subsidiaries provide for Common Stock to be sold through the relevant Participating Subsidiaries to such participants, to the extent consistent with Section 423 of the Code.

         (b) Certificates Evidencing Common Stock. At the election of the participant, certificates evidencing shares purchased on any Purchase Date shall be delivered as soon as administratively feasible or a notation of noncertificated shares shall be made on the stock records of the Company, but, in either case, participants shall be treated as the owners of their shares effective as of the Purchase Date.

         9.      Withdrawal From the Plan

         A participant may withdraw from the Plan in full (but not in part) at any time. All funds credited to a participant's payroll deduction account shall be distributed to him or her without interest as soon as administratively feasible after notice of withdrawal is received by the Company. An employee who has withdrawn may not return funds to the Company and require the Company to apply those funds to the purchase of shares. Any eligible employee who has withdrawn from the Plan may, however, enroll in the Plan again on any subsequent Enrollment Date in accordance with the provisions of Section 5.

         10.     Termination of Employment

         Participation in the Plan terminates immediately when a participant ceases to be employed by the Company for any reason whatsoever (including death or disability) or otherwise becomes ineligible to participate in the Plan. As soon as administratively feasible after termination, the Company shall pay to the participant or his or her beneficiary or legal representative all amounts credited to the participant's payroll deduction account.

         11.     Leave of Absence

         Unless a participant has voluntarily withdrawn from the Plan, shares will be purchased for that participant's account on the Purchase Date next following commencement of a leave of absence by such participant.
Participation in the Plan will terminate immediately after the purchase of shares on such Purchase Date, however, unless:





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                 (i)      the leave of absence is of less than 90 days'
         duration and is due to illness, injury or other reason approved by the Administrator; or

                 (ii) the participant's right to reemployment after such leave is guaranteed by contract or statute.

         12.     Designation of Beneficiary

         Each participant may designate one or more beneficiaries in the event of death and may, in his or her sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the Company and shall control over any disposition by will or otherwise.

         As soon as administratively feasible after the death of a participant, fractional shares will be sold and the cash proceeds along with a certificate representing whole shares credited to his or her account shall be delivered to the designated beneficiaries or, in the absence of a designation, to the executor, administrator or other legal representative of the participant's estate. Such delivery shall relieve the Company of further liability with respect to the Plan on account of the deceased participant. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the participant has given express contrary instructions.

         13.     Assignment

         The rights of a participant under the Plan shall not be assignable by such participant, by operation of law, or otherwise. No participant may create a lien on any funds, securities, rights or other property held by the Company for the account of the participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by the laws of descent and distribution if beneficiaries have not been designated.

         A participant's right to purchase shares under the Plan shall be exercisable only during the participant's lifetime and only by him or her, except that a participant may direct the Company in the enrollment form to issue share certificates to the participant jointly with one or more other persons with right of survivorship, or to certain forms of trusts approved by the Administrator.

         14.     Administrative Assistance





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         The Administrator may, in its sole discretion, retain a brokerage firm, bank, or other financial institution to assist in the purchase of shares, delivery of reports, or other administrative aspects of the Plan. If the Administrator so elects, each participant shall (unless prohibited by the laws of the nation of his or her employment or residence) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a participant under the Plan shall be held in the account in the participant's name, or if the participant so indicates in the enrollment form, in the participant's name together with the name of one or more other persons, in joint tenancy with right of survivorship or spousal community property, or in certain forms of trusts approved by the Administrator.

         15.     Costs

         All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to a participant's account. Any brokerage fees for the purchase of shares by a participant shall be paid by the Company, but brokerage and/or bank fees for the resale of shares by a participant shall be borne by the participant.

         16.     Reports

         The Company shall provide or cause to be provided to each participant a report of his or her contributions and the shares purchased by that participant on each Purchase Date.

         17.     Equal Rights and Privileges

         All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section 17 shall take precedence over all other provisions in the Plan.

         18.     Applicable Law

         The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.





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         19.  Modification and Termination

         The Board may amend, alter or terminate the Plan at any time. No amendment shall be effective unless within one year after it is adopted by the Board it is approved by the holders of a majority of the voting power of the Company's outstanding shares, if such amendment would:

                   (i) increase the number of shares reserved for purchase under the Plan;

                  (ii) materially increase the benefits to participants;     or

                 (iii) materially modify the requirements for participation.

         The Board may elect to terminate any or all outstanding options at any time. In the event the Plan is terminated, the Board may also elect either to terminate outstanding options upon completion of the purchase of shares on the next Purchase Date, or to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the participants as soon as administratively feasible.

         If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Any funds that cannot be applied to the purchase of shares due to over-enrollment shall be refunded to participants as soon as administratively feasible.

         20.  Board and Stockholder Approval

         This Plan was approved by the Board of Directors on August 3, 1984 and by the holders of a majority of the voting power of all outstanding shares of the Company on October 1, 1984. Amendments to this Plan were approved by the Board of Directors on August 9, 1985, January 24, 1986, August 8, 1986, August 3, 1990, August 2, 1991, May 8, 1992, August 20, 1993 and August 12, 1994 and
by the stockholders of the Company on October 14, 1985, November 11, 1986, October 31, 1990, October 30, 1991, October 28, 1992, October 27, 1993 and November 9, 1994.





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